As filed with the Securities and Exchange Commission on March 30, 2023
Registration No. 333-268613

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OMNIAB, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	98-1584818
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
5980 Horton Street, Suite 600
Emeryville, California 94608
(510) 250-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew W. Foehr
President and Chief Executive Officer
5980 Horton Street, Suite 600
Emeryville, California 94608
(510) 250-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew T. Bush R. Scott Shean Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400	Charles S. Berkman Chief Legal Officer OmniAb, Inc. 5980 Horton Street, Suite 600 Emeryville, California 94608 (510) 250-7800

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-268613)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of OmniAb, Inc. (File No. 333-268613), initially filed on November 30, 2022 and declared effective by the Securities and Exchange Commission on February 10, 2023 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of Ernst & Young LLP with respect to its report dated March 30, 2023 relating to the financial statements of OmniAb, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2022 and included in the Prospectus Supplement No. 1 dated March 30, 2023 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit No.	Description
23.1*	Consent of Ernst & Young LLP.

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 30th day of March, 2023.

OmniAb, Inc.

By:	/s/ Matthew W. Foehr
Name:	Matthew W. Foehr
Title:	President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Matthew W. Foehr Matthew W. Foehr	President, Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2023

/s/ Kurt A. Gustafson Kurt A. Gustafson	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 30, 2023

* Carolyn R. Bertozzi, Ph.D.	Director	March 30, 2023

* Sarah Boyce	Director	March 30, 2023

* Jennifer Cochran, Ph.D.	Director	March 30, 2023

* John L. Higgins	Director	March 30, 2023

* Sunil Patel	Director	March 30, 2023

* Joshua Tamaroff	Director	March 30, 2023

*	By:	/s/ Matthew W. Foehr
	Name:	Matthew W. Foehr
	Title:	Attorney-in-fact